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                                                                    Exhibit (99)


SEC. 33-320a.       INDEMNIFICATION OF SHAREHOLDERS, OFFICERS, EMPLOYEES AND
                    CERTAIN OTHER PARTIES BY A CORPORATION. (a) As used in this section:

     (1) "Agent" means any person who is or was an agent of the corporation and any person who while an agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise.

     (2) "Corporation" includes any domestic or foreign corporation or any domestic or foreign predecessor entity of the corporation in a merger, consolidation or other transaction in which the predecessor's existence ceased upon consummation of such transaction.

     (3) "Director" means any person who is or was a director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise or as a fiduciary of an employee benefit plan or trust maintained for the benefit of employees of the corporation or employees of any other enterprise.

     (4) "Eligible outside party" means any person who, although not a shareholder, director, officer, employee or agent of the corporation, is or was serving solely at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise.

     (5) "Employee" means any person who is or was an employee of the corporation and any person who, while an employee of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise or as a fiduciary of an employee benefit plan or trust maintained for the benefit of employees of the corporation or employees of any other enterprise.

     (6) "Enterprise" means any other foreign or domestic corporation, partnership, joint venture, trust or other enterprise, other than an employee benefit plan or trust.

     (7)     "Expenses" include attorneys' fees.

     (8) "Officer" means any person who is or was an officer of the corporation and any person who, while an officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise or as a fiduciary of an employee benefit plan or trust maintained for the benefit of employees of the corporation or employees of any other enterprise.

     (9) "Party" includes a person who was, is, or is threatened to be made, a defendant or respondent in a proceeding.

     (10) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and shall include any appeal therein.

     (11) "Shareholder" means any person who is or was a shareholder of the corporation and any person who, while a shareholder of the corporation, is or was serving
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at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise.

     (b) Except as otherwise provided in this section, a corporation shall indemnify any person made a party to any proceeding, other than an action by or in the right of the corporation, by reason of the fact that he, or the person whose legal representative he is, is or was a shareholder, director, officer, employee or agent of the corporation, or an eligible outside party, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him, and the person whose legal representative he is, in connection with such proceeding. The corporation shall not so indemnify any such person unless (1) such person, and the person whose legal representative he is, was successful on the merits in the defense of any proceeding referred to in this subsection, or (2) it shall be concluded as provided in subsection (d) of this section that such person, and the person whose legal representative he is, acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, either in the best interests of the corporation or in the best interests of the participants and beneficiaries of such employee benefit plan or trust and consistent with the provisions of such employee benefit plan or trust and, with respect to any criminal action or proceeding, that he had no reasonable cause to believe his conduct was unlawful, or (3) the court, on application as provided in subsection (e) of this section, shall have determined that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine; except that, in connection with an alleged claim based upon his purchase or sale of securities of the corporation or of another enterprise, which he serves or served at the request of the corporation, the corporation shall only indemnify such person after the court shall have determined, on application as provided in subsection (e) of this section, that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he did not reasonably believe to be in the best interests of the corporation or of the participants and beneficiaries of such employee benefit plan or trust and consistent with the provisions of such employee benefit plan or trust, or, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

     (c) Except as otherwise provided in this section, a corporation shall indemnify any person made a party to any proceeding, by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he, or the person whose legal representative he is, is or was a shareholder, director, officer, employee or agent of the corporation, or an eligible outside party, against reasonable expenses actually incurred by him in connection with such proceeding in relation to matters as to which such person, or the person whose legal representative he is, is finally adjudged not to have breached his duty to the corporation, or where the court, on application as provided in subsection (e) of this section, shall have determined that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. The corporation shall not so indemnify any such person for amounts paid to the corporation, to a plaintiff or to counsel for a plaintiff in settling or otherwise disposing of a proceeding,
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with or without court approval; or for expenses incurred in defending a proceeding which is settled or otherwise disposed of without court approval.

     (d) The conclusion provided for in subsection (b) of this section may be reached by any one of the following: (1) The board of directors of the corporation by a consent in writing signed by a majority of those directors who were not parties to such proceeding; (2) independent legal counsel selected by a consent in writing signed by a majority of those directors who were not parties to such proceeding; (3) in the case of any employee or agent who is not an officer or director of the corporation, the corporation's general counsel; or
(4) the shareholders of the corporation by the affirmative vote of at least a majority of the voting power of shares not owned by parties to such proceeding, represented at an annual or special meeting of shareholders, duly called with notice of such purpose stated. Such person shall also be entitled to apply to a court for such conclusion, upon application as provided in subsection (e), even though the conclusion reached by any of the foregoing shall have been adverse to him or to the person whose legal representative he is.

     (e) Where an application for indemnification or for a conclusion as provided in this section is made to a court, it shall be made to the court in which the proceeding is pending or to the superior court for the judicial district where the principal office of the corporation is located. The application shall be made in such manner and form as may be required by the applicable rules of the court or, in the absence thereof, by direction of the court. The court may also direct that notice be given in such manner as it may require at the expense of the corporation to the shareholders of the corporation and to such other persons as the court may designate. In the case of an application to a court in which a proceeding is pending in which the person seeking indemnification is a party by reason of the fact that he, or the person whose legal representative he is, is or was serving at the request of the corporation as a director, partner, trustee, officer, employee or agent of another enterprise, or as a fiduciary of an employee benefit plan or trust maintained for the benefit of employees of any other enterprise, timely notice of such application shall be given by such person to the corporation.

     (f) Expenses which may be indemnifiable under this section incurred in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors upon agreement by or on behalf of the shareholder, director, officer, employee, agent or eligible outside party, or his legal representative, to repay such amount if he is later found not entitled to be indemnified by the corporation as authorized in this section.

     (g) A corporation shall not indemnify any shareholder, director, officer, employee, agent or eligible outside party, other than a shareholder, director, officer, employee, agent or eligible outside party who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against judgments, fines, penalties, amounts paid in settlement and expenses to an extent either greater or less than that authorized in this section. No provision made a part of the certificate of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, or otherwise on or after October 1, 1982, shall be valid unless consistent with this section. Notwithstanding the foregoing, the corporation may procure insurance providing greater indemnification and may share the premium cost with any shareholder,
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director, officer, employee, agent or eligible outside party on such basis as may be agreed upon. The rights and remedies provided in this section shall be exclusive.